UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 26, 2016

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Information responsive to Item 5.02(d):

On September 26, 2016, the Board of Directors of Eagle Materials Inc. (the “Company”) expanded the size of the Board from eight to nine directors and appointed George Damiris as a director, effective immediately. The Board also expanded the size of the Compensation Committee from three to four directors and appointed Mr. Damiris to the Compensation Committee, effective immediately.

Mr. Damiris is Chief Executive Officer and President of HollyFrontier Corporation. He joined HollyFrontier in June 2007 as Vice President, Corporate Development and was named Senior Vice President, Supply & Marketing in January 2008. Mr. Damiris was promoted to Executive Vice President and Chief Operating Officer of HollyFrontier in September 2014 and became President and CEO in January 2016.

Mr. Damiris will be compensated in accordance with the Company’s policy for compensation of non-employee directors, which covers August 1 to July 31 each year; however, for the period from the date of Mr. Damiris’s appointment through July 31, 2017, he will be paid pro rata in cash at the annual rate of $187,000. Mr. Damiris does not have any direct or indirect interest in any transaction with the Company that requires disclosure under Item 404(a) of Regulation S-K, nor is there an existing family relationship between Mr. Damiris and any director or executive officer of the Company. Mr. Damiris will serve as a Class I director.

Item 7.01. Regulation FD Disclosure

The Company has issued a press release, dated September 27, 2016, relating to the appointment of George Damiris to the Company’s Board of Directors. The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated September 27, 2016 issued by Eagle Materials Inc. (announcing appointment of George Damiris to Board of Directors)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass Executive Vice President, General Counsel and Secretary

Date: September 29, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 27, 2016 issued by Eagle Materials Inc. (announcing appointment of George Damiris to Board of Directors)